Exhibit No. 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER EARNINGS FROM CONTINUING OPERATIONS OF $0.43 PER SHARE AND ADJUSTED EARNINGS FROM CONTINUING OPERATIONS OF $0.51 PER SHARE

Irving, TX - October 25, 2018 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal fourth quarter and year ended August 31, 2018. For the three months ended August 31, 2018, earnings from continuing operations were $51.3 million, or $0.43 per diluted share, on net sales of $1.3 billion, compared to a net loss from continuing operations of $10.1 million, or $0.09 per diluted share, on net sales of $1.1 billion for the three months ended August 31, 2017.

Fourth quarter results include after-tax expenses of $8.6 million related to the announced acquisition of certain rebar assets from Gerdau S.A.. Excluding these expenses, adjusted earnings from continuing operations were $59.9 million, or $0.51 per diluted share, as detailed in the non-GAAP reconciliation on page 12, compared to adjusted earnings from continuing operations of $6.8 million, or $0.06 per diluted share, for the three months ended August 31, 2017.

    For the fiscal year ended August 31, 2018, earnings from continuing operations were $135.2 million, or $1.14 per diluted share, on net sales of $4.6 billion. This compares to earnings from continuing operations of $50.2 million, or $0.43 per diluted share, on net sales of $3.8 billion for the fiscal year ended August 31, 2017. Adjusted earnings from continuing operations for the fiscal year ended August 31, 2018 were $176.1 million, or $1.49 per diluted share, which was a 163% increase compared to $67.0 million, or $0.57 per diluted share, in the prior year.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, commented, "I am proud of what our team has accomplished during fiscal 2018. In addition to delivering our best financial results since the Great Recession, we also completed construction and commissioning of our second micro mill in Durant, OK, becoming the first producer of hot spooled rebar in the United States. We also had record levels of shipments of steel products from our operations in the U.S. and Poland and achieved our lowest safety incident rate in the history of CMC."

The Company's liquidity position at August 31, 2018 remained strong with cash and cash equivalents of $622.5 million and availability under the Company's credit and accounts receivable sales facilities of $617.8 million.

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On October 23, 2018, the board of directors of CMC declared a quarterly dividend of $0.12 per share of CMC common stock payable to stockholders of record on November 7, 2018. The dividend will be paid on November 21, 2018.

Business Segments - Fiscal Fourth Quarter 2018 Review

During the quarter, the Company changed its business segment reporting metric from adjusted operating profit to adjusted EBITDA to evaluate the financial performance of its segments, as the Company believes this provides clear data of period-to-period trends and comparability to other industry participants. The only adjustment made to EBITDA for the metric of adjusted EBITDA is the exclusion of non-cash impairments. In addition we have added a table, on page 11, which contains a new non-GAAP measure regarding core EBITDA from continuing operations, which excludes certain recurring non-cash charges and other non-recurring income and expense items.

Our Americas Recycling segment recorded adjusted EBITDA of $17.0 million for the fourth quarter of fiscal 2018, compared to adjusted EBITDA of $8.8 million for the fourth quarter of fiscal 2017. Adjusted EBITDA increased compared to the same period of the prior year primarily as a result of strong volumes and the rising price environment which took place during the past 12 months.

Our Americas Mills segment recorded adjusted EBITDA of $106.8 million for the fourth quarter of fiscal 2018, an increase of 142% compared to adjusted EBITDA of $44.2 million for the fourth quarter of fiscal 2017. Demand remained strong supported by U.S. construction market strength. In addition, the production ramp up at our Durant, OK facility continues to proceed as planned with the operation contributing positive adjusted EBITDA during the quarter. As a result of the strong global demand for rebar, metal margins have increased by $68 per ton from the same period of the prior year. Meaningful inflationary pressures on the cost of alloys and electrodes were muted by our continued focus on cost control as well as higher mill volumes resulting in an increase in manufacturing costs of approximately 3% as compared to 2017.

Our Americas Fabrication segment recorded an adjusted EBITDA loss of $24.6 million for the fourth quarter of fiscal 2018, compared to adjusted EBITDA of $1.2 million for the fourth quarter of fiscal 2017. Average selling prices rose 9% compared to the fourth fiscal quarter of 2017, significantly outpaced by steel input costs, which increased by 32% causing continued margin pressure in this segment. Rebar fabrication bidding activity remains strong and selling prices for contracted work during the quarter increased approximately 34% compared to the fourth quarter of 2017.

Our International Mill segment in Poland recorded adjusted EBITDA of $36.7 million for the fourth quarter of fiscal 2018, compared to adjusted EBITDA of $22.1 million for the fourth quarter of fiscal 2017. Long steel product

(CMC Year End 2018 - Page 3)

demand continues to be very strong producing record levels of quarterly shipments and adjusted EBITDA during the fourth quarter of 2018.
Outlook
"Our outlook for the coming months remains very positive as we believe the current demand for construction steel will be sustained," said Ms. Smith. "Our team delivered on many key strategic initiatives during 2018 producing record volumes during this period of strong demand and improving margins. As we look forward to the strong economic environment continuing and the opportunities on the horizon, I am confident we will continue to deliver exceptional results for our stakeholders."

Conference Call
CMC invites you to listen to a live broadcast of its fourth quarter fiscal 2018 conference call today, Thursday, October 25, 2018, at 11:00 a.m. ET. Barbara Smith, Chairman of the Board of Directors, President, and Chief Executive Officer, and Mary Lindsey, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under “Investors”.

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes four electric arc furnace ("EAF") mini mills, two EAF micro mills, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies provided by our recent acquisitions, demand for our products, steel margins, the ability to operate our mills at full capacity, future supplies of raw materials and energy for our operations, share repurchases, legal proceedings, renewing the credit facilities of our Polish subsidiary, the reinvestment of undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, our new Oklahoma micro mill, estimated contractual obligations, the planned acquisition of substantially all of the U.S. rebar fabrication facilities and the steel mini-mills located in or around Rancho Cucamonga, California, Jacksonville, Florida, Sayreville, New Jersey and Knoxville, Tennessee currently owned by Gerdau S.A. and certain of its subsidiaries (collectively, the “Business”) and the timing thereof, the ability to obtain regulatory approvals and meet other closing conditions for the planned acquisition of the Business, and our expectations or beliefs concerning future

(CMC Year End 2018 - Page 4)

events. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements.

Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our fabrication contracts due to rising commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; potential limitations in our or our customers' abilities to access credit and non-compliance by our customers with our contracts; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate, and integrate acquisitions and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; failure to retain key management and employees of the Business; issues or delays in the successful integration of the Business’ operations with those of the Company, including the inability to substantially increase utilization of the Business' steel mini mills, and incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the Business to the information technology systems of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the Business; unfavorable reaction to the acquisition of the Business by customers, competitors, suppliers and employees; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, including political uncertainties and military conflicts; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; ability to realize the anticipated benefits of our

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investment in our new micro mill in Durant, Oklahoma; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; impacts of the TCJA; and increased costs related to health care reform legislation.

(CMC Year End 2018 - Page 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)

	Three Months Ended					Fiscal Year Ended
(in thousands, except per ton amounts)	8/31/2018	5/31/2018	2/28/2018	11/30/2017	8/31/2017	8/31/2018	8/31/2017
Americas Recycling
Net sales	$361,363	364,098	320,627	319,341	317,300	1,365,429	1,011,500
Adjusted EBITDA	$16,996	19,477	17,216	15,005	8,812	68,694	33,541
Short tons shipped
Ferrous	644	642	560	589	583	2,435	1,999
Nonferrous	69	65	63	66	70	263	234
Total short tons shipped	713	707	623	655	653	2,698	2,233
Average selling price (per short ton)
Ferrous	$298	314	285	257	255	289	242
Nonferrous	$2,155	2,252	2,345	2,208	2,134	2,238	2,019

Americas Mills
Net sales	$604,435	553,063	425,887	413,518	414,419	1,996,903	1,565,454
Adjusted EBITDA	$106,830	89,590	50,219	55,166	44,180	301,805	224,183
Short tons shipped
Rebar	482	503	405	405	445	1,795	1,693
Merchant & Other	359	308	279	272	265	1,218	1,032
Total Short Tons Shipped	841	811	684	677	710	3,013	2,725
Average price (per short ton)
Total selling price	$674	632	571	550	537	612	526
Cost of ferrous scrap utilized	$326	329	288	256	257	303	243
Metal margin	$348	303	283	294	280	309	283

Americas Fabrication
Net sales	$403,889	378,241	312,973	332,779	353,725	1,427,882	1,375,928
Adjusted EBITDA	$(24,607)	(8,208)	(8,611)	2,032	1,243	(39,394)	27,259
Total short tons shipped	307	302	241	264	286	1,114	1,121
Total selling price (per short ton)	$843	777	799	778	773	800	772

International Mill
Net sales	$253,058	201,737	211,765	220,478	200,239	887,038	637,273
Adjusted EBITDA	$36,654	31,987	32,135	30,944	22,141	131,720	76,068
Short tons shipped
Rebar	145	79	95	140	129	459	463
Merchant & Other	289	241	251	260	266	1,041	916
Total short tons shipped	434	320	346	400	395	1,500	1,379
Average price (per short ton)
Total selling price	$555	599	578	517	476	560	432
Cost of ferrous scrap utilized	$305	329	324	296	269	314	240
Metal margin	$250	270	254	221	207	246	192

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COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended					Fiscal Year Ended
Net sales	8/31/2018	5/31/2018	2/28/2018	11/30/2017	8/31/2017	8/31/2018	8/31/2017
Americas Recycling	$361,363	$364,098	$320,627	$319,341	$317,300	$1,365,429	$1,011,500
Americas Mills	604,435	553,063	425,887	413,518	414,419	1,996,903	1,565,454
Americas Fabrication	403,889	378,241	312,973	332,779	353,725	1,427,882	1,375,928
International Mill	253,058	201,737	211,765	220,478	200,239	887,038	637,273
Corporate and Other	7,463	2,725	4,450	4,699	9,311	19,337	61,001
Eliminations	(321,770)	(295,380)	(221,434)	(214,282)	(210,864)	(1,052,866)	(807,087)
Total net sales	$1,308,438	$1,204,484	$1,054,268	$1,076,533	$1,084,130	$4,643,723	$3,844,069

Adjusted EBITDA from continuing operations
Americas Recycling	$16,996	$19,477	$17,216	$15,005	$8,812	$68,694	$33,541
Americas Mills	106,830	89,590	50,219	55,166	44,180	301,805	224,183
Americas Fabrication	(24,607)	(8,208)	(8,611)	2,032	1,243	(39,394)	27,259
International Mill	36,654	31,987	32,135	30,944	22,141	131,720	76,068
Corporate and Other	(28,827)	(31,814)	(26,083)	(23,880)	(53,402)	(110,604)	(125,229)

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended
(in thousands, except share data)	8/31/2018	8/31/2017	8/31/2018	8/31/2017
Net sales	$1,308,438	$1,084,130	$4,643,723	$3,844,069
Costs and expenses:
Cost of goods sold	1,125,027	964,844	4,021,558	3,322,711
Selling, general and administrative expenses	108,975	105,518	401,452	387,354
Loss on debt extinguishment	—	22,672	—	22,672
Impairment of assets	840	1,182	14,372	1,730
Interest expense	15,654	5,939	40,957	44,151
	1,250,496	1,100,155	4,478,339	3,778,618
Earnings from continuing operations before income taxes	57,942	(16,025)	165,384	65,451
Income taxes	6,682	(5,955)	30,147	15,276
Earnings from continuing operations	51,260	(10,070)	135,237	50,175

Earnings (loss) from discontinued operations before income taxes	(1,786)	(29,527)	3,235	(9,840)
Income taxes (benefit)	(2,086)	(10,057)	(34)	(5,997)
Earnings (loss) from discontinued operations	300	(19,470)	3,269	(3,843)

Net earnings	$51,560	$(29,540)	$138,506	$46,332

Basic earnings (loss) per share*
Earnings from continuing operations	$0.44	$(0.09)	$1.16	$0.43
Earnings (loss) from discontinued operations	—	(0.17)	0.03	(0.03)
Net earnings	$0.44	$(0.25)	$1.19	$0.40

Diluted earnings (loss) per share*
Earnings from continuing operations	$0.43	$(0.09)	$1.14	$0.43
Earnings (loss) from discontinued operations	—	(0.17)	0.03	(0.03)
Net earnings	$0.44	$(0.25)	$1.17	$0.39

Cash dividends per share	$0.12	$0.12	$0.48	$0.48
Average basic shares outstanding	117,119,557	115,892,403	116,822,583	115,654,466
Average diluted shares outstanding	118,407,316	115,892,403	118,145,848	117,364,408

* EPS is calculated independently for each component and may not sum to net earnings EPS due to rounding

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COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$622,473	$252,595
Accounts receivable, net	749,484	561,411
Inventories	589,005	462,648
Other current assets	115,533	140,136
Assets of businesses held for sale and discontinued operations	710	297,110
Total current assets	2,077,205	1,713,900
Net property, plant and equipment	1,075,038	1,051,677
Goodwill	64,310	64,915
Other assets	111,751	144,639
Total assets	$3,328,304	$2,975,131
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$261,258	$226,456
Accrued expenses and other payables	259,022	274,972
Current maturities of long-term debt	19,746	19,182
Liabilities of businesses held for sale and discontinued operations	1,917	87,828
Total current liabilities	541,943	608,438
Deferred income taxes	37,834	49,160
Other long-term liabilities	116,325	111,023
Long-term debt	1,138,619	805,580
Total liabilities	1,834,721	1,574,201
Stockholders' equity	1,493,397	1,400,757
Stockholders' equity attributable to noncontrolling interests	186	173
Total equity	1,493,583	1,400,930
Total liabilities and stockholders' equity	$3,328,304	$2,975,131

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COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended August 31,
(in thousands)	2018	2017
Cash flows from (used by) operating activities:
Net earnings	$138,506	$46,332
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	131,659	125,071
Share-based compensation	23,929	30,311
Loss on debt extinguishment	—	22,672
Write-down of inventory	1,407	21,529
Deferred income taxes and other long-term taxes	14,377	(14,184)
Amortization of interest rate swaps termination gain	—	(11,657)
Asset impairments	15,053	8,238
Net loss (gain) on sales of a subsidiary, assets and other	(1,322)	6,049
Provision for losses on receivables, net	2,510	6,049
Changes in operating assets and liabilities, net of acquisitions	(167,439)	(65,938)
Net cash flows from operating activities	158,680	174,472

Cash flows from (used by) investing activities:
Capital expenditures	(174,655)	(213,120)
Proceeds from the sale of discontinued operations and other	75,482	163,449
Proceeds from settlement of life insurance policies	27,375	—
Proceeds from the sale of property, plant and equipment	8,103	3,164
Acquisitions	(6,980)	(56,080)
Net cash flows used by investing activities	(70,675)	(102,587)

Cash flows from (used by) financing activities:
Proceeds from long-term debt transactions	350,000	475,454
Cash dividends	(56,076)	(55,514)
Repayments of long-term debt	(19,967)	(711,850)
Stock issued under incentive and purchase plans, net of forfeitures	(9,302)	(5,498)
Debt issuance costs	(5,254)	(4,449)
Increase (decrease) in documentary letters of credit, net	18	22
Contribution from noncontrolling interests	13	14
Debt extinguishment costs	—	(22,672)
Net cash flows from (used by) financing activities	259,432	(324,493)
Effect of exchange rate changes on cash	(703)	(1,213)
Increase (decrease) in cash and cash equivalents	346,734	(253,821)
Cash, restricted cash and cash equivalents at beginning of year	285,881	539,702
Cash, restricted cash and cash equivalents at end of year	$632,615	$285,881

Supplemental information:
Cash and cash equivalents	$622,473	$252,595
Restricted cash	$10,142	$33,286
Total cash, cash equivalents and restricted cash	$632,615	$285,881

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COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.
Core EBITDA from Continuing Operations is a non-GAAP financial measure. Core EBITDA from continuing operations is the sum of earnings (loss) from continuing operations before interest expense and income taxes (benefit). It also excludes recurring non-cash charges for depreciation and amortization, asset impairments, and equity compensation. Core EBITDA from continuing operations also excludes certain material acquisition and integration related costs, mill operational start-up costs, CMC Steel Oklahoma incentives, net debt restructuring and extinguishment gains and losses and severance expenses. Core EBITDA from continuing operations should not be considered an alternative to earnings (loss) from continuing operations or net earnings (loss), or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that Core EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry as it allows: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our ongoing core performance; and (iii) the assessment of period-to-period performance trends. Additionally, Core EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Core EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations before income taxes to Core EBITDA from continuing operations is provided below:

	Three Months Ended					Fiscal Year Ended
(in thousands)	8/31/2018	5/31/2018	2/28/2018	11/30/2017	8/31/2017	8/31/2018	8/31/2017
Earnings (loss) from continuing operations	$51,260	$42,325	$9,781	$31,871	$(10,070)	$135,237	$50,175
Interest expense	15,654	11,511	7,181	6,611	5,939	40,957	44,151
Income taxes (benefit)	6,682	13,312	1,728	8,425	(5,955)	30,147	15,276
Depreciation and amortization	32,610	32,949	34,050	31,899	31,880	131,508	124,490
Asset impairments	840	935	12,136	461	1,182	14,372	1,730
Non-cash equity compensation	5,679	5,376	8,550	4,433	4,211	24,038	21,469
Acquisition and integration related costs	10,907	4,975	5,905	3,720	—	25,507	—
Mill operational start-up costs*	—	1,473	6,565	5,433	—	13,471	—
CMC Steel Oklahoma incentives	—	(3,000)	—	—	—	(3,000)	—
Loss on debt extinguishment	—	—	—	—	22,672	—	22,672
Severance	—	—	—	—	8,129	—	8,129
Core EBITDA from continuing operations	$123,632	$109,856	$85,896	$92,853	$57,988	$412,237	$288,092
* Net of interest, taxes, depreciation and amortization, impairments, and non-cash equity compensation

(CMC Year End 2018 - Page 12)

Adjusted earnings from continuing operations is a non-GAAP financial measure that is equal to earnings (loss) from continuing operations before certain acquisition and integration related costs, mill operational start-up costs, CMC Steel Oklahoma incentives, asset impairments, debt restructuring and extinguishment gains and losses and severance expenses, including the estimated income tax effects thereof. Additionally, we adjust adjusted earnings from continuing operations for the effects of the TCJA as well as the tax benefit associated with an international reorganization. Adjusted earnings from continuing operations should not be considered as an alternative to earnings from continuing operations or any other performance measure derived in accordance with GAAP. However, we believe that adjusted earnings from continuing operations provides relevant and useful information to investors as it allows: (i) a supplemental measure of our ongoing core performance and (ii) the assessment of period-to-period performance trends. Management uses adjusted earnings from continuing operations to evaluate our financial performance. Adjusted earnings from continuing operations may be inconsistent with similar measures presented by other companies. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended					Fiscal Year Ended
(in thousands)	8/31/2018	5/31/2018	2/28/2018	11/30/2017	8/31/2017	8/31/2018	8/31/2017
Earnings (loss) from continuing operations	$51,260	$42,325	$9,781	$31,871	$(10,070)	$135,237	$50,175
Impairment of structural steel assets	—	—	12,136	—	—	12,136	—
Acquisition and integration related costs	10,907	4,975	5,905	3,720	—	25,507	—
Mill operational start-up costs	—	6,456	8,651	2,909	—	18,016	—
CMC Steel Oklahoma incentives	—	(3,000)	—	—	—	(3,000)	—
Loss on debt extinguishment, net*	—	—	—	—	17,799	—	17,799
Severance	—	—	—	—	8,129	—	8,129
Total adjustments (pre-tax)	$10,907	$8,431	$26,692	$6,629	$25,928	$52,659	$25,928

Tax impact
TCJA impact	$—	$—	$10,600	$—	$—	$10,600	$—
International reorganization	—	—	(9,200)	—	—	(9,200)	—
Related tax effects on adjustments	(2,290)	(1,771)	(6,855)	(2,320)	(9,075)	(13,236)	(9,075)
Total tax impact	(2,290)	(1,771)	(5,455)	(2,320)	(9,075)	(11,836)	(9,075)
Adjusted earnings from continuing operations	$59,877	$48,985	$31,018	$36,180	$6,783	$176,060	$67,028

Adjusted earnings from continuing operations per diluted share	$0.51	$0.41	$0.26	$0.31	$0.06	$1.49	$0.57
* Net of $4.9 million gain related to acceleration of interest rate swaps, which was recorded as a reduction to interest expense

Media Contact:
Susan Gerber
214.689.4300